Exhibit (d)(46)

ADVANCED SERIES TRUST

AST Federated Aggressive Growth Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 1st day of May, 2007 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), a Connecticut corporation (together, the Co-Managers), and Federated MDTA LLC, a Delaware limited liability company (Federated MDTA or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and shall determine, without prior consultation, from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall, with respect to the portion of the Trust’s portfolio that is managed by the Subadviser,: (a) act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, and the Prospectus of the Trust provided to it by the Co-Managers (collectively, the Trust Documents) and with the written instructions and directions of the Co-Managers and of the Board of Trustees of the Trust communicated to Subadviser and (b) reasonably co-operate with the Co-Managers' (or their designees') compliance personnel and shall conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the Code), and all other applicable federal and state laws, rules, and regulations. Notwithstanding any other provision of this Agreement, the Subadviser shall not be responsible for monitoring for compliance with limitations, restrictions, or legal requirements for which information from a Co-Manager or its authorized agents is required to enable the Subadviser to monitor compliance with such limitations, restrictions, or legal requirements, unless such information is provided to Subadviser in a timely manner in writing. For the avoidance of doubt, Subadviser shall not be responsible for monitoring the Trust’s overall portfolio for compliance with Section 817 of the Code; provided, however, that Subadviser shall be responsible for monitoring the portion of the Trust’s portfolio that is managed by Subadviser for compliance with Section 817 of the Code and the investment objectives, policies, and restrictions of the Trust as set forth in the then-current Prospectus of the Trust.

In connection with the foregoing, the Subadviser shall prepare and file such reports as are, or may in the future be, required on Schedule 13G and Form 13-f by the Securities and Exchange Commission (the Commission). Subadviser shall not be responsible for the preparation and filing of any other reports required of the Trust by any governmental or regulatory agency, except as expressly agreed to in writing. Notwithstanding the immediately preceding sentence, the Subadviser shall assist the Co-Managers in the review, preparation, and filing of such reports and information regarding the Trust as are, or may in the future be, required by any governmental or regulatory agency.

Prior to the date of this Agreement, Co-Managers have furnished Subadviser with: (a) current copies of the Trust Documents, (b) the resolutions of the Trustees approving the engagement of Subadviser as an investment adviser of the Trust (and its applicable series) and approving the form of this Agreement, (c) the Management Agreement, (d) the Code of Ethics of the Trust and the Co-Managers, as in effect as of the date of this Agreement, and (e) if applicable, a list of issuers whose securities the Trust (or its applicable series) is not permitted to purchase or sell under the 1940 Act. On an annual basis, Co-Managers also shall, upon request, provide Subadviser with copies of the resolutions re-approving the continuation of this Agreement.

The Co-Managers shall provide the Subadviser with copies of any amendments or supplements to the Trust Documents or any amendments or supplements to any of the other documents described above. Any amendments or supplements to the Trust Documents or such other documents will not be deemed effective with respect to the Subadviser for purposes of determining a breach of this Agreement until the Subadviser’s receipt thereof; provided, however, that, if Co-Managers provide Subadviser with written notice that an amendment or supplement has been filed with the Commission such that Subadviser may retrieve a copy of such amendment or supplement from public filings, the Subadviser shall be deemed to have received any amendment or supplement to the Management Agreement or the Code of Ethics of the Trust and the Co-Managers upon Subadviser receiving such notice.

The Co-Managers also will provide Subadviser with such additional information as the Subadviser may reasonably request in connection with the performance of its duties under this Agreement.

(iii) The Subadviser shall determine in its discretion the securities and, if applicable, derivative contracts to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated (or any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time, and consistent with Subadviser’s policies and procedures. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to seeking to obtain best execution. Within the framework of this policy, the Subadviser may consider all relevant factors, including, but not limited to: financial responsibility, reliability, integrity, the size of and difficulty in executing an order, and research, brokerage and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Co-Managers and Subadviser to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser) that the Co-Manager or Subadviser reasonably believe are qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers or the Subadviser, as applicable, with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or, if applicable, derivative contract to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or, if applicable, derivative contracts to be sold or purchased. In such event, allocation of the securities or, if applicable, derivative contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. Co-Managers acknowledge that such aggregation may not result in a more favorable price or lower brokerage commissions in all instances.

(iv) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter referenced herein, including, without limitation, the valuation of the Trust’s securities or derivatives contracts: (a) that are exempt from registration under the federal securities laws, (b) that may be purchased or sold in transactions that are exempt from registration under the federal securities laws, (c) that are not traded on any securities market or exchange, (d) that may be deemed illiquid for purposes of the 1940 Act, and (e) with respect to which market quotations are not readily available as contemplated under Rule 2a-4 under the 1940 Act; provided that it is understood that the Subadviser is not responsible for daily pricing of the Trust’s (or any series’) assets. Subadviser will not be responsible for the provision of administrative, bookkeeping, accounting or other services to the Trust (or its series) except as specifically provided in this Agreement or as required by the 1940 Act or the Investment Advisers Act of 1940, as amended (Advisers Act).

(v) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information reasonably requested relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers. Custody will be maintained by the Trust’s Custodian and the Co-Managers will authorize and direct the Custodian to honor orders and instructions by employees of the Subadviser designated in writing by the Subadviser to provide orders and instructions, or to settle transactions, in respect of the Trust (and its applicable series).

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i)  continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and, upon request, shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures reasonably designed to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable state and federal regulations.

(d) As a Co-Manager may reasonably request, the Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(c) hereof (which may include summaries of such compliance procedures).

(e) The Subadviser shall be responsible (either directly or through the use of a proxy voting service) for the voting of all shareholder proxies with respect to the investments and securities held in the Trust’s portfolio, consistent with Subadviser’s proxy voting policies, and subject to such reasonable reporting and other requirements as shall be established by the Co-Managers and communicated in writing to the Subadviser.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets (as determined according to the Trust Documents) of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers’ receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Co-Managers. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

4. The Subadviser shall not be liable for any act or omission, including, but not limited to, any error of judgment, or for any loss suffered by the Trust or the Co-Managers, in connection with the matters to which this Agreement relates, except as a result of willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that it is understood that state and federal securities laws may impose non-waivable responsibilities under certain circumstances on persons who act in good faith; therefore, nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under such federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779, Attention: Carol Kayworth, 24th Floor.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment, electronic mail (e-mail) or hand delivery.

The Subadviser shall give to the Trust, the Co-Managers, and the Co-Managers' affiliates that serve as distributors for variable annuity contracts or variable life insurance policies that use the Trust as an underlying investment option, for the term of this Agreement, a royalty free, nonexclusive, and nontransferable right to use the names "Federated," "Federated MDT," and "MDT" (each hereinafter referred to as a "Mark") in the United States as part of the name of the series of the Trust identified on Schedule A hereto and to refer to the Subadviser, the Subadviser's investment process, and the investment objectives and policies of the series of the Trust identified on Schedule A hereto; provided, however, that the use of such names must be approved by the Subadviser in advance in writing. Such right does not include the right to allow third parties to use a Mark except as specifically provided in this Agreement. Neither the Trust (or its series), nor the Co-Manager, nor the Co-Managers' distribution affiliates shall retain any right to use of any Mark after the termination of this Agreement. Upon termination of this Agreement, the Co-Managers will (and will cause the Trust (and its series) and the Co-Managers' distribution affiliates to) promptly terminate their use of each Mark and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written printed or electronic material or performance information that contains any Mark; provided, however, the Co-Managers may cause such materials bearing the Marks to be retained as required for legal, compliance, and regulatory purposes, and for their document retention purposes. The Co-Managers further agree (and to cause the Trust (and its series) and the Co-Managers' distribution affiliates) to comply with any reasonable requirements for the use of each Mark provided from time to time by the Subadviser to the Co-Managers or the Trust in writing.

The Co-Managers and the Subadviser shall not be considered partners or participants in a joint venture.

8. This Agreement may be amended by mutual written consent, but the consent of the Trust must be obtained in conformity with the applicable requirements of the 1940 Act. A provision of this Agreement may be waived only in a writing signed by the party against which enforcement of such waiver is sought, and subject to compliance with any applicable requirements under the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. By signing below, the Co-Managers acknowledge the timely receipt of Subadviser’s Form ADV as filed with the Securities and Exchange Commission.

11. Each party understands that any information or recommendations supplied by the Subadviser to the Co-Managers in connection with the performance of the Subadviser’s obligations under this Agreement is to be regarded as confidential (the “Subadviser Information”) and should be used by the Co-Managers only in connection with their performance of investment advisory services to the Trust under this Agreement and the Management Agreement and for any other business purpose agreed upon by the Co-Managers and the Subadviser. The use, disclosure, and maintenance of such Subadviser Information by the Co-Managers shall be subject to the same terms, conditions, and exclusions that apply to the Subadviser’s use, disclosure, and maintenance of Confidential Information (as defined in the Confidentiality Agreement hereinafter referenced) as set forth in the Confidentiality Agreement, dated as of April 9,

2007 (the “Confidentiality Agreement”), by and among the Co-Managers and the Subadviser. A copy of the Confidentiality Agreement is attached as Schedule B hereto.

12. Each party hereto hereby further represents and warrants to the other that: (i) it is registered as an investment adviser under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; and (ii) it will maintain each such registration or license in effect at all times during the term of this Agreement; and (iii) it will promptly notify the other if it ceases to be so registered, or if its registration is suspended for any reason; and (iv) it is duly authorized to enter into this Agreement and to perform its obligations hereunder.

13. Each provision of the Agreement is intended to be severable. If any provision of this Agreement is held to be illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity will not affect the validity or enforceability of the remainder of this Agreement.

14.           Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:
Name: Robert F. Gunia
Title: Executive Vice President

AST INVESTMENT SERVICES, INC.

By:
Name: Robert F. Gunia

Title: Executive Vice President

FEDERATED MDTA LLC

By:

Name:	John B. Fisher

Title: President and Chief Executive Officer

[Signature Page to Subadvisory Agreement]

SCHEDULE A

ADVANCED SERIES TRUST

AST Federated Aggressive Growth Portfolio

As compensation for services provided by Federated MDTA LLC, Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay Federated MDTA LLC an advisory fee on the net assets managed by Federated MDTA LLC that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee

AST Federated Aggressive Growth	0.50% of average daily net assets to $100 million;

0.45% of average daily net assets over $100 million but not exceeding $400 million;

0.40% of average daily net assets over $400 million but not exceeding $900 million; and

0.35% of average daily net assets over $900 million

Dated as of May 1, 2007.

SCHEDULE B

CONFIDENTIALITY AGREEMENT